 Form 10-K 2003

Exhibit 24

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints CARL C. GREGORY, III and BARRY R. BARKLEY, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in his name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of Encore Capital Group, Inc. for the fiscal year ended December 31, 2003, and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

February 9, 2004	/s/ Eric D. Kogan

Eric D. Kogan

February 9, 2004	/s/ Peter W. May

Peter W. May

February 9, 2004	/s/ Richard A. Mandell

Richard A. Mandell

February 9, 2004	/s/ Robert M. Whyte

Robert M. Whyte

February 9, 2004	/s/ Raymond Fleming

Raymond Fleming

February 9, 2004	/s/ Nelson Peltz

Nelson Peltz

February 9, 2004	/s/ Alexander Lemond

Alexander Lemond

February 24, 2004	/s/ Neville Joel Katz

Neville Joel Katz

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